UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 30, 2004
(Date of earliest event reported)

TERAYON COMMUNICATION SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24647 (Commission file number)	77-0328533 (I.R.S. employer identification no.)

4988 Great America Parkway, Santa Clara, CA 95054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 235-5500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On November 30, 2004, Terayon Communication Systems, Inc. (the “Company”) entered into a letter agreement with Mark A. Richman, appointing him as the new Chief Financial Officer of the Company effective as of November 30, 2004. Pursuant to the letter agreement, Mr. Richman is to receive an annual salary of $300,000. Mr. Richman is also eligible to receive an annual bonus of up to seventy-five percent of his base salary, the payment of which is based on the achievement of certain goals to be defined by the Chief Executive Officer of the Company and approved by the Company’s Board of Directors. In the event Mr. Richman’s employment is terminated by the Company without cause or Mr. Richman terminates his employment with the Company for good reason at any time on or before November 30, 2007, Mr. Richman is entitled to the following severance benefits: (a) a severance payment equal to twelve months of his then base salary; and (b) subject to certain limitations, continuation of his employee benefits, at the Company’s expense, for the duration of such twelve months period (collectively, the “Severance Benefits”).

     In connection with his new employment and subject to approval by the Compensation Committee of the Board of Directors, Mr. Richman will be granted an option to purchase 500,000 shares of Common Stock of the Company, at an exercise price per share equal to the closing selling price per share of the Company’s common stock on the Nasdaq National Market on the date of the grant. The option will vest over a four year period, twenty-five percent of which will vest on the date of the grant and the remainder will vest on a monthly basis thereafter. The grant will be made pursuant to the stockholder-approved 1997 Equity Incentive Plan of the Company, a copy of which is on file with the Securities and Exchange Commission as Exhibit No. 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The form of individual stock option agreement typically used in connection with grants under the 1997 Equity Incentive Plan, including Mr. Richman’s grant, was attached as Exhibit 10.1 to the Company’s 8-K filed on September 8, 2004 and is incorporated herein by reference.

     Mr. Richman further entered into a severance agreement with the Company, dated as of November 30, 2004. The agreement provides, among other things, that, during the term of the agreement, in the event Mr. Richman’s employment with the Company is terminated within twelve months of a change of control of the Company, other than for cause by the Company or for good reason by him, Mr. Richman would be entitled to the following severance benefits: (i) a severance payment equal to one hundred percent of his then base salary and target bonus; (ii) subject to certain limitations, continuation of his employee benefits, at the Company’s expense, for the duration of such twelve months period; (iii) full vesting of all of his unvested stock options upon termination of his employment; and (iv) provision of outplacement and career counseling services, at the Company’s expense; provided, however, such expense shall not exceed twenty-five percent of Mr. Richman’s then base salary. Any severance benefits provided to Mr. Richman under the severance agreement in connection with a change of control of the Company are offset and reduced by the value of the Severance Benefits that Mr. Richman may be entitled to receive under his letter agreement discussed above. The severance agreement is in effect from the commencement date of Mr. Richman’s employment to November 30, 2007.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Mr. Edward Lopez resigned as Acting Chief Financial Officer of the Company effective November 30, 2004, but he remains as Senior Vice President, General Counsel and Human Resources of the Company. Mr. Mark Richman, age 44, was appointed as the Company’s new Chief Financial Officer effective November 30, 2004.

     Prior to joining the Company, Mr. Richman was the Executive Vice President and Chief Financial Officer of Covad Communications Group, Inc. from September 2001 to November 24, 2004, having been Senior Vice President and Chief Financial Officer prior to May 2002. He was Vice President and Chief Financial Officer of MainStreet Networks from June 2000 to August 2001. From October 1996 to June 2000 Mr. Richman served as Vice President and corporate treasurer of Adecco S.A. and as Vice President of Finance and Administration for its subsidiary, Adecco U.S.

     The material terms of Mr. Richman’s employment as the new Chief Financial Officer of the Company are set forth in Item 1.01 above.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Terayon Communication Systems, Inc.
By:	/s/ Edward Lopez
Edward Lopez
Senior Vice President, General Counsel and Human Resources

Date: December 6, 2004